EXHIBIT 10.2

COCA-COLA ENTERPRISES INC.
DEFERRED COMPENSATION PLAN
FOR
NONEMPLOYEE DIRECTORS

(As Amended and Restated Effective January 1, 2005)

1.     Purpose. The purpose of the Deferred Compensation Plan for Nonemployee Directors (the “Plan”) is to provide certain Directors of Coca-Cola Enterprises Inc. (the “Corporation”) a vehicle for the deferral of certain of their compensation as a Director.

2.     Effective Date. The Plan, as amended and restated, shall be effective as of January 1, 2005.

3.     Eligibility. All Directors of the Corporation who are not employees of the Corporation or of any subsidiary of the Corporation and the Chairman of the Board of Directors and shall participate in the Plan.

4.     Automatic Deferral of Compensation.

    (a)        Automatic Deferrals. Fifteen Thousand Dollars ($15,000) of each annual retainer and one-third of all meeting fees payable to a participant shall be deferred under the Plan. Deferrals under this paragraph 4 shall be known as “Automatic Deferrals.”

    (b)        Qualifying Director. There shall be no Automatic Deferrals during any calendar year with respect to any Director having direct or indirect beneficial ownership of the Corporation’s shares representing one percent (1%) or more of the Corporation’s issued and outstanding shares of common stock as of the last trading day of the prior year (a “Qualifying Director”). The percentage will be determined by information set forth in the Corporation’s most recent quarterly report, and any current report subsequent thereto, filed with the Securities and Exchange Commission most immediately prior to December 31 of the preceding calendar year.

5.     Voluntary Deferral of Compensation.

    (a)        Amount of Voluntary Deferral. A participant may defer receipt of all or a specified portion of the annual retainer and meeting fees receivable for service as a Director of the Corporation after deduction of Automatic Deferrals, if any, (“Net Compensation”), but not any other compensation or expense reimbursement. Deferrals under this paragraph 5 shall be known as “Voluntary Deferrals.”

    (b)        Manner of Electing Voluntary Deferral. A participant shall elect to make a Voluntary Deferral by giving written notice to the Corporation on the applicable election form provided by the Corporation (the “Election Form”), specifying the following:

(i)	the amount of the Voluntary Deferral, expressed as a percentage of Net Compensation; and
(ii)	whether and, if so, what percentage of Voluntary Deferrals shall be credited to the Stock Account.

    (c)        Time of Election. Elections with respect to Voluntary Deferrals may be made at the following times:

(i)

A nominee for election for Director (who is not at the time of nomination a sitting Director or an employee of the Corporation) may elect a Voluntary Deferral any time before election to the Board or within 30 days after election to the Board, provided such election is made before the individual receives any compensation for service on the Board or a committee.

(ii)

A sitting Director who has never elected to make a Voluntary Deferral may elect to make a Voluntary Deferral at any time during the year. Such Voluntary Deferral election shall not, however, be effective until January 1 of the following year.

    (d)        Change in, or Discontinuance of, Voluntary Deferral Election. A participant may elect to change or discontinue a prior election with respect to his or her Voluntary Deferral by completing a new Election Form, but such election shall not, however, be effective until January 1 of the following year.

    (e)        Term of Election. Unless changed or discontinued pursuant to subparagraph (d) above, a Voluntary Deferral shall continue in effect until the end of the participant’s service as a Director.

6.     Deferred Compensation in Lieu of Retirement Benefits. A participant shall receive deferred compensation in lieu of retirement benefits (“Retirement Benefit Deferrals”) in the amount of $16,000 for each calendar year, as described below:

    (a)        With respect to a participant other than a Qualifying Director, such increase shall be made to the participant’s Stock Account in accordance with subparagraph 7(b)(ii).

    (b)        With respect to a Qualifying Director, such increase shall be to his or her Basic Account, unless he or she elects, on the applicable Election Form, to have such increase be made to his or her Stock Account.

    (c)        Notwithstanding the foregoing, no Retirement Benefit Deferrals shall be credited to the Account of the Chairman of the Board in the event such Chairman is an employee of the Company as of the first trading day of a calendar year.

7.     Deferred Compensation Accounts. The Corporation shall establish on its books and records one or more deferred compensation accounts for each participant, as provided below.

    (a)        Basic Account. Except to the extent a participant elects otherwise, all Voluntary Deferrals and the Retirement Benefit Deferrals of a Qualifying Director will be credited to the participant’s Basic Account. At the end of each calendar year or initial or terminal portion of a year, such Basic Account will be credited with interest, at an annual rate equivalent to the weighted average prime lending rate of SunTrust Bank, Atlanta for the relevant year or portion thereof (the “Interest Equivalents”), upon the average daily balance in the Basic Account during such year or portion thereof.

    (b)        Stock Account.

(i)

All Automatic Deferrals and, to the extent specified on the participant’s Election Form, any Voluntary Deferrals, shall be credited to the participant’s Stock Account. The Corporation shall credit to the Stock Account that number of whole shares of common stock of the Corporation that could be purchased with an amount equal to such Automatic Deferrals and Voluntary Deferrals, determined on the basis of the average of the high and low market prices at which a share of common stock of the Corporation sold on the trading day preceding the date such compensation would otherwise be payable, as reported on the New York Stock Exchange Composite Transactions listing.

(ii)

All Retirement Benefit Deferrals of participants other than Qualifying Directors (unless such Qualifying Director elects otherwise) shall be credited to the participant’s Stock Account. The Corporation shall credit to the Stock Account that number of whole shares of the common stock of the Corporation that could be purchased with an amount equal to such Retirement Benefit Deferrals, determined on the basis of the average of the high and low market prices at which a share of common stock of the Corporation sold on the first trading day of the calendar year to which such Retirement Benefit Deferral relates, as reported on the New York Stock Exchange Composite Transactions listing.

(iii)

After crediting such number of whole shares to a participant’s Stock Account in accordance with subparagraphs 7(b)(i) and (ii), any amount which represents a fractional share shall be credited to the participant’s Basic Account.

    (c)        Treatment of Hypothetical Dividends.

(i)

“Hypothetical Dividends” refers to an amount equal to dividends paid on shares of common stock which are credited to a participant’s Stock Account, as if that number of shares had been actually outstanding on the record date of such dividend, and “dividends” means the dividends paid on a share of the Corporation’s common stock from time to time.

(ii)	Hypothetical Dividends on the Stock Account balances will be credited to the participant’s Dividend Account.

    (d)        Dividend Account. Balances in the Dividend Account will be credited with Interest Equivalents as if they were in the Basic Account. However, once a year, effective as of the second Wednesday in February (the “Dividend Conversion Date”) the credit balance of the Dividend Account will first be credited with any Interest Equivalents earned since the last date it was credited and, second, will be treated as if it had been used to purchase the maximum number of whole shares of the common stock of the Corporation. That number of whole shares will be automatically credited to the Stock Account and any amounts which would represent a fractional share shall remain in the Dividend Account as a cash credit balance. To compute the maximum number of whole shares purchasable, each share will be valued at the average of the high and low market prices at which a share of common stock of the Corporation was sold on the trading day preceding the Dividend Conversion Date, as reported on the New York Stock Exchange Composite Transactions listing.

8.     Value of Deferred Compensation Accounts. A participant’s Basic Account, Stock Account and Dividend Account shall be referred to collectively as his or her “Accounts.” The value of each participant’s Accounts shall consist of the total balance in all such Accounts. As promptly as practicable following the close of each calendar year, a statement will be sent to each participant as to the balance in the participant’s Accounts as of the end of such year, including the number of shares credited to the Stock Account and the value of such shares, based upon the average of the high and low market prices at which a share of common stock of the Corporation sold on the trading day coincident with or immediately preceding the end of such calendar year, as reported on the New York Stock Exchange Composite Transactions listing.

9.     Payment of Deferred Compensation.

    (a)        Medium of Payment. Payments from the Stock Account will be made in whole shares of the Corporation’s common stock, and payments from all other Accounts will be made in cash. All payments of cash shall include an amount equal to any Interest Equivalents on the Basic Account and the Dividend Account that have accrued through the date immediately preceding the date such payments are made.

    (b)        Time and Manner of Payment.

(i)	A participant’s Account shall be paid at such time and in such manner as specified by the participant in accordance with the terms of this paragraph 9(b).
(A)

For an individual who was a participant as of December 31, 2004, the election of payment timing and manner that the participant had in place on December 31, 2004 shall govern. If no such election was in place, the default time and manner of payment specified in this paragraph 9(b) shall apply.

(B)

For an individual who becomes a participant on or after January 1, 2005, such participant’s Account shall be paid as elected by such participant on the Election Form provided by the Corporation before or within 30 days following election to the Board. If no such election is made, the default time and manner of payment specified in paragraphs 9(b)(iii) and (iv) shall apply.

(ii)	A participant’s election or default election pursuant to the preceding paragraph may not be changed once such election is made, except as follows.
(A)	A participant may elect to change his or her election, provided
(1) such participant makes such election on the Election Form specified by the Corporation,
(2) such election is made at least 12 months before the first scheduled payment would otherwise be made,
(3) the election is not effective for at least 12 months, and
(4) the election further defers the first scheduled payment by at least five years.
For this purpose, installment payments shall be treated as being made on the date of the first scheduled payment.

(B)

A participant may elect to change his or her election in the manner and during the periods specified by the Corporation in 2006 and 2007. Except with respect to any participant who is not subject to United States income tax, any such change made in 2006 may not accelerate payment into 2006 nor defer any payment that would otherwise be made in 2006, and any such change made in 2007 may not accelerate payment into 2007 nor defer any payment that would otherwise be made in 2007.

(iii)

A participant’s Account under the Plan shall be distributed in the form of either a lump sum or annual installments (not to exceed ten) as elected by the participant pursuant to this paragraph 9(b). If a participant does not make an election as to the form of payment, the Account shall be distributed in a lump sum. |

(iv)	A participant’s Account under the Plan shall be distributed either
(A)	upon the participant’s separation from service with the Corporation or
(B)	upon the later of the participant’s separation from service with the Corporation or a date specified by the participant.
If a participant does not make an election as to the time of payment, payment shall be made upon the participant’s separation from service with the Corporation.
(v)	If the participant elects installment payments, the following rules apply:
(A)

The participant may designate as part of such election what portion of each payment shall be debited to and be deemed paid from his or her Stock Account, or from his Basic Account and Dividend Account. If, however, no such designation is made before payments are to begin, the Corporation shall debit payments proportionately from each of the Accounts.

(B)

During any such installment payment period, the Corporation shall continue to maintain the Stock Account and the Dividend Account, as provided above, and shall on each Dividend Conversion Date transfer the credit balance from the Dividend Account to the Stock Account, as provided above.

10.     Amount Payable on Death. In the event of a participant’s death, prior to a total distribution of his or her Accounts, the balance in such Accounts (including Interest Equivalents in relation to the elapsed portion of the year of death) shall be determined as of the date of death, and the balance shall be paid in a single lump sum as soon as reasonably possible thereafter to the beneficiary or beneficiaries previously designated by the participant. Any such designation shall be in writing and delivered to the Secretary of the Corporation or the Office of the General Counsel and may be changed by a later-dated designation. If there is no designation in effect, the balance of the participant’s Accounts shall be paid to his or her estate.

11.     Unfunded Promise to Pay; No Segregation of Funds or Assets. The right of a participant to receive any unpaid portion of the participant’s Accounts shall be an unsecured claim against the general assets of the Corporation. Neither anything contained in the Agreement nor the establishment or maintenance of the Basic Account, the Stock Account or the Dividend Account shall require the segregation of any assets of the Corporation or any type of funding by the Corporation of such Accounts or the amounts payable therefrom, it being the intention of the parties that the Plan be an unfunded arrangement for federal income tax purposes. No participant shall have any rights to or interest in any specific assets or shares of common stock of the Corporation by reason of the Plan, and his or her only rights to enforce payment of the obligations of the Corporation hereunder shall be those of a general creditor of the Corporation. It is further understood that the shares credited to the Stock Account shall be only a means for measuring the amount of deferred compensation payable under the Plan and shall not constitute or represent outstanding shares of common stock of the Corporation for any purpose.

12.     Changes in Capitalization. The number of shares of common stock credited to each participant’s Stock Account shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of common stock of the Corporation resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of common stock of the Corporation to holders of outstanding shares or any other increase or decrease in the number of such shares effected without receipt of consideration by the Corporation. Appropriate adjustments shall also be made to reflect any recapitalization, reclassification of shares or reorganization affecting the capital structure of the Corporation. In the event of a merger or consolidation in which the Corporation is not the surviving corporation or in which the Corporation survives only as a subsidiary of another corporation, and in such transaction the holders of common stock of the Corporation become entitled to receive shares of stock or securities of the surviving corporation, the participant’s Stock Account shall be credited with that number of hypothetical shares of securities of the surviving corporation that would be exchanged for the shares of common stock of the Corporation in such transaction if they had been outstanding shares, and any cash or other consideration that would be receivable if such shares had been outstanding shall be credited to the participant’s Basic Account.

13.     Nonassignability. The right of a participant to receive any unpaid portion of the participant’s Accounts shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation.

14.     Administration. This Plan shall be administered by the Board of Directors or a Committee designated by the Board, which shall have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions thereof. The Plan is intended to be and at all times shall be interpreted and administered so as to comply with Internal Revenue Code Section 409A.

15.     Amendment and Termination. This Plan may be amended or modified at any time by the Board of Directors of the Corporation; provided, however, that no such amendment or modification shall, without the consent of a participant, adversely affect such participant’s rights with respect to amounts theretofore accrued to the participant’s Accounts. The Plan may be terminated and Accounts distributed to participants in accordance with and subject to the rules of Prop. Treas. Reg. §1.409A-3(h)(2)(viii) (or the corresponding provision of the final regulations under Internal Revenue Code Section 409A) and any generally applicable guidance issued by the Internal Revenue Service permitting such termination and distribution; provided, however, that no such termination shall, without the consent of a participant, adversely affect such participant’s rights with respect to amounts theretofore accrued to the participant’s Accounts. Notwithstanding the foregoing, no additional amounts shall be credited to the Stock Account on or after February 17, 2014, and any such amounts that would have been credited to the Stock Account shall be credited to the Basic Account.